Exhibit 99.1

Reliance Steel & Aluminum Co. Reports 2009 Fourth Quarter EPS of $1.25

LOS ANGELES--(BUSINESS WIRE)--February 18, 2010--Reliance Steel & Aluminum Co. (NYSE:RS) reported today its financial results for the fourth quarter and fiscal year ended December 31, 2009. For the 2009 fourth quarter, Reliance reported net income of $92.1 million, up 39% from 2008 fourth quarter net income of $66.3 million. Earnings per diluted share were $1.25 in the 2009 fourth quarter, also up 39% from 2008 fourth quarter earnings per diluted share of $.90. For the 2009 third quarter, Reliance’s net income was $41.8 million, or $.57 earnings per diluted share. Sales for the 2009 fourth quarter were $1.27 billion, down 41% from 2008 fourth quarter sales of $2.14 billion and up 2% from 2009 third quarter sales of $1.24 billion. The 2009 fourth quarter financial results include in cost of sales a pre-tax LIFO credit, or income, of $87.5 million, compared with pre-tax LIFO credits of $27.3 million in the 2008 fourth quarter, and $67.5 million in the 2009 third quarter. The 2009 fourth quarter results also include $.20 per diluted share from a favorable change in Reliance’s 2009 annual effective tax rate compared to the year-to-date rate used at September 30, 2009 mainly due to the favorable resolution of certain tax matters in the 2009 fourth quarter.

For the 2009 year, net income was $148.2 million, compared with record net income of $482.8 million for the 2008 year. Earnings per diluted share were $2.01 for the 2009 year, compared with record earnings per diluted share of $6.56 for 2008. Sales for the 2009 year were $5.32 billion, down 39% from record 2008 sales of $8.72 billion. The 2009 fiscal year financial results include in cost of sales a pre-tax LIFO credit of $305.0 million, compared with a pre-tax LIFO charge, or expense, of $109.2 million for the 2008 year. The LIFO adjustments, in effect, reflect cost of sales at current replacement costs.

Reliance’s tons sold for the 2009 fourth quarter and year were down 23% and 15%, respectively, from the corresponding 2008 periods. 2009 fourth quarter and annual average prices per ton sold were down 24% and 28%, respectively, compared to the 2008 periods. Business conditions during the fourth quarter improved as average pricing increased 5% compared to the 2009 third quarter, and tons sold decreased only 3%. For the 2009 year, carbon steel sales were 56% of revenues; aluminum sales were 18%; stainless steel sales were 13%; alloy sales were 7%; other sales were 4% and toll processing sales were 2%.

David H. Hannah, Chairman and CEO of Reliance, said, “As we stated in our fourth quarter earnings update, both demand and pricing were at better levels than expected, given the seasonal pressures that we typically experience in the fourth quarter. Our gross profit margins improved sequentially in the 2009 fourth quarter due to stronger pricing and a larger LIFO credit than in the 2009 third quarter. Our 2009 results for the quarter and the year also benefited from lower tax rates during those periods than we had originally estimated. Our FIFO gross profit margins troughed in the 2009 second quarter at just under 17% and then steadily improved through the remainder of the year to 25% in the 2009 fourth quarter. Although demand is still at relatively low levels, because pricing is more stable and our inventory costs are more current, we are now able to generate more consistent and higher FIFO gross profit margins which we expect to continue into the 2010 first quarter. Although we do not expect our 2010 earnings to have the benefit of LIFO credits, or income, which improved our earnings greatly last year, we also do not expect our FIFO gross profit margins to return to the low levels experienced during 2009.

“As we enter 2010, we are a financially stronger company than a year ago. During 2009, resulting from our focus on working capital management and expense reductions, we generated record cash flow from operations of $943 million and paid down approximately $830 million of debt, ending the year with a net debt-to-total capital ratio of only 25.6%, down from 41.4% at December 31, 2008. Additionally, at the end of 2009, we only had $115 million outstanding on our $1.1 billion credit facility,” commented Hannah.

“Currently, we anticipate that demand overall will recover slowly as the year progresses, and we also expect pricing to stay at or near current levels through the 2010 first quarter. Our January 2010 FIFO gross profit margins improved over 2009 fourth quarter levels, and revenues per day were up from December’s rate and were the highest since March 2009, but still below those of January a year ago. Although we do expect shipments in the 2010 first quarter to continue to increase and our FIFO gross profit margins to be at least at fourth quarter levels, we are not comfortable providing earnings guidance at this time because of our uncertainty regarding the extent of the demand improvement in the 2010 first quarter,” concluded Hannah.

On February 17, 2010, the Board of Directors declared a regular quarterly cash dividend of $.10 per share of common stock. The dividend is payable on March 26, 2010 to shareholders of record March 5, 2010. The Company has paid regular quarterly dividends for 50 consecutive years.

Reliance will host a conference call that will be broadcast live over the Internet (listen only mode) regarding the fourth quarter and 12 months financial results for the period ended December 31, 2009. All interested parties are invited to listen to the web cast on February 18, 2010 at 11:00 a.m. Eastern Time at: http://www.rsac.com on the Investor Information section or http://www.streetevents.com. Player format: Windows Media and RealPlayer. The web cast will remain on the Reliance web site at: www.rsac.com on the Investor Information section through March 18, 2010 and a printed transcript will be posted on the Reliance web site after the completion of the conference call.

Reliance Steel & Aluminum Co., headquartered in Los Angeles, California, is the largest metals service center company in North America. Through a network of more than 200 locations in 38 states and Belgium, Canada, China, Mexico, Singapore, South Korea, and the United Kingdom, the Company provides value-added metals processing services and distributes a full line of over 100,000 metal products to more than 125,000 customers in a broad range of industries.

Reliance Steel & Aluminum Co.’s press releases and additional information are available on the Company’s web site at www.rsac.com. The Company was named to the 2008 “Fortune 500” List, the 2008 Forbes “America’s Best Managed Companies” List and the 2009 Fortune List of “The World’s Most Admired Companies.”

This release may contain forward-looking statements. Actual results and events may differ materially as a result of a variety of factors, many of which are outside of Reliance Steel & Aluminum Co.’s control. Risk factors and additional information are included in Reliance Steel & Aluminum Co.’s reports on file with the Securities and Exchange Commission, including Reliance Steel & Aluminum Co.’s Annual Report on Form 10-K for the year ended December 31, 2008 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009, June 30, 2009 and September 30, 2009.

RELIANCE STEEL & ALUMINUM CO. SELECTED FINANCIAL DATA (In thousands, except share and per share amounts)

	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
	2009	2008	2009	2008
Income Statement Data:
Net sales	$1,273,246	$2,142,770	$5,318,132	$8,718,844
Gross profit[1]	405,725	458,835	1,399,521	2,162,096
Operating income	122,718	126,554	250,392	852,971
Pre-tax income	112,849	97,766	195,493	766,556
Net income attributable to Reliance	92,070	66,288	148,158	482,777
Diluted earnings per share attributable to Reliance shareholders	$1.25	$0.90	$2.01	$6.56
Weighted average shares outstanding – diluted	73,919,206	73,303,839	73,701,979	73,597,717
Gross profit margin[1]	31.9%	21.4%	26.3%	24.8%
Operating income margin	9.6%	5.9%	4.7%	9.8%
Pre-tax income margin	8.9%	4.6%	3.7%	8.8%
Net income margin - Reliance	7.2%	3.1%	2.8%	5.5%
Cash dividends per share	$.10	$.10	$.40	$.40

	December 31,	December 31,
	2009	2008
Balance Sheet and Other Data:
Current assets	$1,390,904	$2,302,372
Working capital	973,335	1,652,207
Property, plant and equipment, net	981,259	998,706
Total assets	4,306,777	5,195,485
Current liabilities	417,569	650,165
Long-term debt[2]	852,557	1,675,565
Total Reliance shareholders’ equity	2,606,432	2,431,436
Capital expenditures	69,901	151,890
Cash flow from operations	942,996	664,684
Net debt-to-total capital[3]	25.6%	41.4%
Return on Reliance shareholders’ equity[4]	6.1%	22.9%
Current ratio	3.3	3.5
Book value per share	$35.34	$33.17

1 Gross profit, calculated as Net sales less Cost of sales, and Gross profit margin, calculated as Gross profit divided by Net sales, are non-GAAP financial measures as they exclude depreciation and amortization expense associated with the corresponding sales. The majority of our orders are basic distribution with no processing services performed. For the remainder of our sales orders, we perform “first-stage” processing which is generally not labor intensive as we are simply cutting the metal to size. Because of this, the amount of related labor and overhead, including depreciation and amortization, are not significant and are excluded from our Cost of sales. Therefore, our Cost of sales is primarily comprised of the cost of the material we sell. We use Gross profit and Gross profit margin as shown above as measures of operating performance. Gross profit and Gross profit margin are important operating and financial measures, as fluctuations in our Gross profit margin can have a significant impact on our earnings. Gross profit and Gross profit margin, as presented, are not necessarily comparable with similarly titled measures for other companies.

2 Long-term debt includes capital lease obligations of $3,182 and $3,833 as of December 31, 2009 and December 31, 2008, respectively.

3 Net debt-to-total capital is calculated as total debt (net of cash) divided by total Reliance shareholders’ equity plus total debt (net of cash).

4 Calculations are based on the latest twelve months net income and beginning total Reliance shareholders’ equity.

RELIANCE STEEL & ALUMINUM CO. CONSOLIDATED BALANCE SHEETS (In thousands, except share amounts)

ASSETS
	December 31,	December 31,
	2009	2008
	(Unaudited)
Current assets:
Cash and cash equivalents	$43,002	$51,995
Accounts receivable, less allowance for doubtful accounts of $21,269 at December 31, 2009 and $22,018 at December 31, 2008	533,871	851,214
Inventories	719,915	1,284,468
Prepaid expenses and other current assets	37,855	33,782
Income taxes receivable	54,020	9,980
Deferred income taxes	2,241	70,933
Total current assets	1,390,904	2,302,372
Property, plant and equipment:
Land	131,009	125,096
Buildings	543,590	506,781
Machinery and equipment	829,154	810,054
Accumulated depreciation	(522,494)	(443,225)
	981,259	998,706

Goodwill	1,081,324	1,065,527
Intangible assets, net	726,255	741,681
Cash surrender value of life insurance policies, net	92,860	57,410
Investments in unconsolidated entities	20,880	20,605
Other assets	13,295	9,184
Total assets	$4,306,777	$5,195,485
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$169,113	$248,312
Accrued expenses	51,730	59,982
Deferred revenue	3,534	82,949
Accrued compensation and retirement costs	67,012	123,707
Accrued insurance costs	39,134	40,700
Current maturities of long-term debt	86,383	93,877
Current maturities of capital lease obligations	663	638
Total current liabilities	417,569	650,165
Long-term debt	849,375	1,671,732
Capital lease obligations	3,182	3,833
Long-term retirement costs and other long-term liabilities	92,632	94,361
Deferred income taxes	335,897	340,326
Commitments and contingencies
Reliance shareholders’ equity:
Common stock, no par value:
Authorized shares — 100,000,000
Issued and outstanding shares —73,750,771 at December 31, 2009 and 73,312,714 at December 31, 2008, stated capital	587,612	563,092
Retained earnings	2,020,343	1,900,360
Accumulated other comprehensive loss	(1,523)	(32,016)
Total Reliance shareholders’ equity	2,606,432	2,431,436
Noncontrolling interests	1,690	3,632
Total equity	2,608,122	2,435,068
Total liabilities and equity	$4,306,777	$5,195,485

RELIANCE STEEL & ALUMINUM CO. UNAUDITED CONSOLIDATED STATEMENTS OF INCOME (In thousands, except share and per share amounts)

	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
	2009	2008	2009	2008

Net sales	$1,273,246	$2,142,770	$5,318,132	$8,718,844

Costs and expenses:
Cost of sales (exclusive of depreciation and amortization shown below)	867,521	1,683,935	3,918,611	6,556,748
Warehouse, delivery, selling, general and administrative	253,975	304,177	1,030,245	1,211,201
Depreciation and amortization	29,032	28,104	118,884	97,924
	1,150,528	2,016,216	5,067,740	7,865,873

Operating income	122,718	126,554	250,392	852,971

Other income (expense):
Interest	(15,593)	(25,902)	(67,523)	(82,575)
Other income (expense), net	5,724	(2,886)	12,624	(3,840)
Income before income taxes	112,849	97,766	195,493	766,556
Income tax provision	20,582	31,316	46,317	282,921
Net income	92,267	66,450	149,176	483,635
Less: Net income attributable to noncontrolling interests	197	162	1,018	858
Net income attributable to Reliance	$92,070	$66,288	$148,158	$482,777

Earnings per share:
Diluted earnings per common share attributable to Reliance shareholders	$1.25	$0.90	$2.01	$6.56
Weighted average shares outstanding - diluted	73,919,206	73,303,839	73,701,979	73,597,717

Basic earnings per common share attributable to Reliance shareholders	$1.25	$0.90	$2.02	$6.60
Weighted average shares outstanding - basic	73,607,423	73,293,047	73,445,583	73,102,215

Cash dividends per share	$.10	$.10	$.40	$.40

RELIANCE STEEL & ALUMINUM CO. UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands)

	Twelve Months Ended December 31,
	2009	2008
Operating activities:
Net income	$149,176	$ 483,635
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	118,884	97,924
Provision for deferred income taxes	58,016	22,720
Loss on sales of property, plant and equipment	138	2,658
Equity in earnings of unconsolidated entities	(1,395)	(565)
Dividends received from unconsolidated entities	1,120	—
Stock based compensation expense	15,530	13,189
Excess tax benefits from stock based compensation	(1,533)	(9,693)
Net (gain) loss from life insurance policies	(10,482)	4,373
Changes in operating assets and liabilities (excluding effect of businesses acquired):
Accounts receivable	322,163	166,025
Inventories	569,943	191,472
Prepaid expenses and other assets	(56,439)	(9,121)
Accounts payable and other liabilities	(222,125)	(297,933)
Net cash provided by operating activities	942,996	664,684

Investing activities:
Purchases of property, plant and equipment	(69,901)	(151,890)
Acquisitions of metals service centers and net asset purchases of metal service centers, net of cash acquired	—	(330,249)
Tax distributions related to prior acquisitions	—	(1,155)
Proceeds from sales of property, plant and equipment	1,284	19,116
Net proceeds from redemptions of life insurance policies	6,576	1,634
Net (investment in) borrowings from life insurance policies	(31,544)	4,890
Net cash used in investing activities	(93,585)	(457,654)

Financing activities:
Proceeds from borrowings	357,286	1,687,691
Principal payments on long-term debt and short-term borrowings	(1,188,454)	(1,798,602)
Debt issuance costs	(6,841)	(3,313)
Dividends paid	(29,383)	(29,229)
Payments to noncontrolling interest holders	(2,057)	(1,225)
Excess tax benefits from stock based compensation	1,533	9,693
Exercise of stock options	10,490	17,987
Issuance of common stock	258	284
Noncontrolling interests purchases	(2,661)	—
Common stock repurchases	—	(114,774)
Net cash used in financing activities	(859,829)	(231,488)
Effect of exchange rate changes on cash	1,425	(570)
Decrease in cash and cash equivalents	(8,993)	(25,028)
Cash and cash equivalents at beginning of period	51,995	77,023
Cash and cash equivalents at end of period	$43,002	$ 51,995

Supplemental cash flow information:
Interest paid during the period	$76,050	$ 74,654
Income taxes paid during the period	$49,099	$ 267,224

CONTACT:
Reliance Steel & Aluminum Co.
Kim P. Feazle
Investor Relations
713-610-9937
213-576-2428
kfeazle@rsac.com
investor@rsac.com